Exhibit 10.4

WORLD MOBILE LLC

Date: April 23, 2025

To: Cuentas Inc.

Re: Joint Venture LLC Agreement

Dear Arik,

This letter agreement (the “Agreement”) is to confirm certain terms and conditions of the World Mobile LLC Company Agreement (the “JV Agreement”) dated effective as of April 21, 2025 by and among Cuentas Inc. (“Cuentas”), World Mobile Group Ltd. (“WMG”) and World Mobile LLC (the “Company”), a Delaware limited liability company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the JV Agreement.

1. Advance of Partial Escrow Proceeds. As part of the consideration for WMG’s subscription of 49% of the membership interests in the Company, WMG shall authorize the release of $150,000 of the $300,000 of proceeds held in escrow (the “Escrow Proceeds”) to Cuentas on April 24, 2025 and the remaining Escrow Proceeds shall be held in escrow by AM Law LLC (the “Escrow Agent”) pursuant to the existing escrow agreement (the “Escrow Agreement”). The release of the Escrow Proceeds to Cuentas shall be contingent upon the assignment of that certain Reseller Master Services Agreement, dated April 6, 2022 by and between UVNV, Inc. d/b/a PLUM (“PLUM”) and Cuentas (the “PLUM Contract”) into the name of the Company in a manner satisfactory to WMG in its sole discretion. WMG shall have the right to inspect and approve the form and substance of the assignment agreement and any consents or approvals required from PLUM or any other third party.

2. Documents held in Escrow. The parties shall fully execute the JV Agreement, the Contribution Agreement and the Subscription Agreement (collectively, the “JV Documents”) and deliver their respective signatures to be held in escrow. The signatures shall not be in effect and shall not be released unless and until the PLUM Contract has been assigned as described above and WMG has given its written consent to the release.

3. Return of Advance. In the event that the PLUM Contract cannot be assigned for any reason within thirty (30) days of the date of this letter (or such longer period as WMG may agree in writing), Cuentas shall promptly, within two (2) business days, return the $150,000 advanced by WMG to WMG and the JV Documents shall be null and void and of no force and effect. In such case, the parties shall have no further obligations or liabilities to each other under the JV Documents or this letter, except for any obligations or liabilities that expressly survive the termination of the JV Documents or this letter.

4. Miscellaneous.

a. Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the Parties.

b. Entire Agreement. This Agreement and the agreements executed on or about the date constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

c. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

d. Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

f. Termination. Subject to the last sentence of this paragraph, the rights described herein shall terminate and be of no further force or effect upon such time as the PLUM contract is assigned and all Escrow Proceeds are released by WMG.

Please confirm your agreement to the terms and conditions of this letter by signing and returning a copy of this letter to us.

Sincerely,

World Mobile Group Ltd.

By:	/s/ Charles Barnett
Name:	Charles Barnett
Title:	President

Agreed and accepted:

Cuentas Inc.

By:	/s/ Shalom Arik Maimon
Name:	Shalom Arik Maimon
Title:	Chief Executive Officer